EXHIBIT 10.13

Tyco Electronics Ltd.
2007 Stock and Incentive Plan

TERMS AND CONDITIONS

OF

RESTRICTED UNIT AWARD

RESTRICTED UNIT AWARD made as of                                 , 2007.

1.             Grant of Award.  Tyco Electronics Ltd. (“the Company”) has granted you Restricted Units, the amount of which is set forth in a separate grant notification letter (“Grant Letter”), subject to the provisions of this Award Agreement.  The Company will hold the Restricted Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.             Payment Amount.  Each Restricted Unit represents one (1) Share of Common Stock.

3.             Form of Payment.  Vested Restricted Units will be redeemed solely for Shares, subject to Section 15.

4.             Time of Delivery.  Except as otherwise provided for in this Award Agreement, all vested Restricted Units and Dividend Equivalent Units shall be delivered to participants as soon as is administratively feasible following the Normal Vesting of the award.

5.             Dividends.  Restricted Units are a promise to deliver Common Stock upon vesting.  For each Restricted Unit that is unvested, you will be credited with a Dividend Equivalent Unit (DEU) for any cash or stock dividends distributed by the Company on Company Common Stock.  DEUs will be calculated at the same dividend rate paid to other holders of Common Stock.  DEUs will vest and be delivered in accordance with the vesting and payment schedules applicable to the underlying Units.

6.             Normal Vesting.  Except in the event of your Normal Retirement (Termination of Employment on or after age 60 if the sum of your age and years of service is at least 70), Retirement (Termination of Employment on or after age 55 if the sum of your age and years of service is at least 60), Termination of Employment, Death or Disability or a Change in Control, all restrictions on the Restricted Units will lapse in installments as follows: one third (1/3) of the Shares specified in your Grant Letter, two (2) years from the Grant Date; an additional one third (1/3) of the Shares, three (3) years from the Grant Date; and the remaining one third (1/3), four (4) years from the Grant Date.  Your vested right will be calculated on the anniversary of the Grant Date.  No credit will be given for periods following Termination of Employment, except as specifically provided herein.

7.             Termination of Employment.  Any Restricted Units that have not vested as of your Termination of Employment, other than as set forth in paragraphs 8, 9, 10 and 11 will immediately be forfeited, and your rights with respect to those Restricted Units will end.

8.             Death or Disability.  If your Termination of Employment is as a result of your Death or Disability, your Award will immediately become fully vested.  Such vested Restricted Units will be delivered as soon as is administratively possible upon your Termination of Employment.  If you are deceased, the Company will make a payment to your estate immediately after the Committee or its designee has determined that the payee is the duly appointed executor or administrator of your estate.

9.             Retirement.  If upon grant of the Restricted Units, you are, or will become within the Normal Vesting period, eligible for Retirement or Normal Retirement, then different vesting and delivery rules may apply to your Restricted Units.  Termination of Employment as a result of your Retirement (as defined in paragraph 6) or Normal Retirement (as defined in paragraph 6) within 12 months of the Grant Date will result in the forfeiture of your Restricted Units, except as otherwise provided for in paragraphs 8, 10, and 11.  If you remain employed with the Company for a period of 12 months after the grant of the Restricted Units then the vesting of your Restricted Units shall accelerate on the following terms:

(a) Retirement:  Once you have satisfied the 12 month employment requirement following the date of grant of the Restricted Units, upon becoming Retirement eligible, your Restricted Units will vest pro rata rounded down to the nearest Unit (in full-month increments) each month based on (i) the number of whole months that you have completed from Grant Date through the end of the current month, over the original number of months of the vesting period, times (ii) the total number of Units awarded under the Grant minus (iii) the number of Units previously vested under the Normal Vesting terms;

(b)  Normal Retirement:  Once you have satisfied the 12 month employment requirement following the date of grant of the Restricted Units, upon becoming normal retirement eligible, your Restricted Units will immediately be fully vested.

In the case of Retirement and Normal Retirement eligible participants, the Restricted Units will be delivered upon the earlier of: (1) termination from service, which qualifies as a Retirement or Normal Retirement, or (2) the normal delivery schedule in paragraph 4.

10.           Change in Control.  If your employment is terminated following a Change in Control, as defined in the Plan, your Restricted Units will immediately become fully vested and delivered, provided that:

(a) your employment is terminated by the Company or a Subsidiary for any reason other than Cause, Disability or Death in the twelve-month period following the Change in Control; or

(b) you terminate your employment with the Company or your employing Subsidiary within the twelve-month period following the Change in Control as a result of, and within 180 days following, the occurrence of one of the following events:

i.  the Company or your employing Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; or

ii. the Company or your employing subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole.

11.           Termination of Employment as a Result of Divestiture or Outsourcing. If your Termination of Employment is as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, your Restricted Unit Award will vest pro rata (in full-month increments) and will be delivered immediately.  The pro rated vesting will be based on (i) the number of whole months that you have completed from Grant Date through the closing date of the applicable transaction over the original number of months of the vesting period, times (ii) the total number of shares awarded under the Grant minus (iii) the number of shares previously vested under the Normal Vesting terms.

Notwithstanding the foregoing, you shall not be eligible for such pro-rata vesting if, (i) your Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to you (the “Applicable Employment Date”), and (ii) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

For the purposes of this Section 11, (a) “Comparable Employment” shall mean employment at a base salary rate and bonus target that is at least equal to the base salary rate and bonus target in effect immediately prior to your termination of employment and at a location that is no more than 50 miles from your job location in effect immediately prior to your termination of employment; (b) “Disposition of Assets” shall mean the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity;  (c) “Disposition of a Subsidiary” shall mean the disposition by the Company or a Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be an affiliated company as a result of such disposition; and (d) “Outsourcing Agreement” shall mean a written agreement between the Company or a Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which the Company transfers the performance of services previously performed by employees of the Company or Subsidiary to the Outsourcing Agent, and the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

 12.          Withholdings.  The Company will have the right, prior to any issuance or delivery of Shares on your Restricted Units, to withhold or require from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.  If you have not satisfied your tax withholding requirements in a timely manner, the Company will have the right to sell the number of shares necessary to satisfy such requirements.

13.           Transfer of Award.  You may not transfer any interest in Restricted Units except by will or the laws of descent and distribution.  Any other attempt to dispose of your interest in Restricted Units will be null and void.

14.           Covenant; Forfeiture of Award; Agreement to Reimburse Company.

(a)           If you have been terminated for Cause, any unvested restricted units shall be immediately rescinded and, in addition, you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Restricted Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

(b)           If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Restricted Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

(c)           If the Committee determines, in its sole discretion, that at any time after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (i) disclosed business confidential or proprietary information related to any business of the Company or Subsidiary or (ii) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (A) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of business confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you have had access to business strategic or confidential information, and  (B) the Committee has not approved the arrangement in writing, then you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) you received for Restricted Units that vested during the period six (6) months prior to your Termination of Employment through the date of Termination of Employment.

15.           Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Restricted Units and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Restricted Units.

16.           Restrictions on Payment of Shares.  Payment of Shares for your Restricted Units is subject to the conditions that, to the extent required at the time of delivery, (a) the Shares underlying the Restricted Units will be duly listed, upon official notice of redemption, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective.  The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

17.           Disposition of Securities.  By accepting the Award, you acknowledge that you have read and understand the Company’s insider trading policy, and are aware of and understand your obligations under federal securities laws in respect of trading in the Company’s securities.  The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

18.           Plan Terms Govern.  The redemption of Restricted Units, the disposition of any Shares received for Restricted Units, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe.  The Plan document, as may be amended from time to time, is incorporated into this Award Agreement.  Capitalized terms used in this Award Agreement have the meaning set forth in the Plan, unless otherwise stated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the Plan will control.  By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Award Agreement.

19.           Personal Data.  To comply with applicable law and to administer the Plan and this Award Agreement properly, the Company and its agents may hold and process your personal data and/or sensitive personal data.  Such data includes, but is not limited to, the information provided in this grant package and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan and Shares obtained under the Plan from time to time.  By accepting the Award, you hereby give your explicit consent to the Company’s processing any such personal data and/or sensitive personal data.  You also hereby give your explicit consent to the Company’s transfer of any such personal data and/or sensitive personal data outside the country in which you work or reside and to the United States.  The legal persons for whom your personal data are intended include the Company and any of its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator as selected by the Company from time to time, and any other person that the Company may find in its administration of the Plan to be appropriate.  You have the right to review and correct your personal data by contacting your local Human Resources Representative.  You understand that the transfer of the information outlined here is important to the administration of the Plan, and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

20.           No Contract of Employment or Promise of Future Grants.  By accepting the Award, you agree to be bound by the terms and conditions of this Award Agreement and acknowledge that the Award is granted at the sole discretion of the Company and is not considered part of any contract of employment with the Company or of your ordinary or expected salary or other compensation and will not be considered as part of such salary or compensation for purposes of any pension benefits or in the event of severance, redundancy or resignation.  If your employment with the Company or a Subsidiary is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

21.           Limitations.  Nothing in this Award Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Subsidiaries or to interfere in any way with the right of the Company or any Subsidiary to terminate your employment at any time.  Payment of your Restricted Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf.  You have no rights as a stockholder of the Company pursuant to the Restricted Units until Shares are actually delivered to you.

22.           Incorporation of Other Agreements.  This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units.  This Award Agreement supercedes any prior agreements, commitments or negotiations concerning the Restricted Units.

23.           Severability.  The invalidity or unenforceability of any provision of this award Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

24.           Delayed Payment.  Notwithstanding anything in this Award Agreement to the contrary, if the Employee (i) is subject to US Federal income tax on any part of the payment of the Restricted Units, (ii) is a “specified employee” within the meaning of section 409A(a)(2)(B) of the Internal Revenue Code and the regulations thereunder, and (iii) is or will become eligible for Retirement or Normal Retirement prior to the Normal Vesting of some or all of the Restricted Units, then any payment of Restricted Units that is made on account of his separation from service within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder shall be delayed until six months following such separation from service.

By accepting this Award, you agree to the following:

(i)            you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and

(ii)           you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded.

You will be deemed to consent to the application of the terms and conditions set forth in this Award Agreement and the Plan unless you contact Tyco Electronics, Ltd., c/o Equity Plan Administration, 1050 Westlakes Drive, Berwyn, PA 19312 in writing within thirty (30) days of the date of this Award Agreement.  Notification of your non-consent will nullify this grant unless otherwise agreed to in writing by you and the Company.

Thomas J. Lynch
Chief Executive Officer,
Tyco Electronics, Ltd.